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                                                                   EXHIBIT 10.02

                       AMENDMENT TO EMPLOYMENT AGREEMENT
                       ---------------------------------

         This is an amendment made November 14, 1995, to the Employment Agreement dated as of October 11, 1993 (the "Agreement") by and among Whitmire Distribution Corporation (the "Company"), Melburn G. Whitmire (the "Executive"), and Cardinal Health, Inc. (fka Cardinal Distribution, Inc., "Cardinal").


                             Background Information
                             ----------------------

         A. The Company, Cardinal, and the Executive originally entered into the Agreement in connection with the consummation of Cardinal's acquisition of all of the outstanding common stock of the Company on February 7, 1994 (the "Effective Time").

         B. The Parties now mutually desire to modify certain of the terms and conditions of the Executive's continued employment with the Company, which modifications will become effective as of February 7, 1996 (the "Trigger Date").


                             Statement of Agreement
                             ----------------------

         The Parties hereby acknowledge the accuracy of the above Background Information and agree as follows:

         Section 1. DEFINITIONS. All capitalized terms used but not otherwise defined or revised in this amendment shall have the respective meanings given those terms in the Agreement.

         Section 2. EMPLOYMENT PERIOD. The Employment Period shall be extended for a period of three years following the Trigger Date (i.e., continuing through February 6, 1999) on the terms and conditions set forth in this amendment.

         Section 3. DUTIES. From and after the Trigger Date and for the balance of the Employment Period, the requirement that Executive devote his full business attention and time to the business and affairs of the Company shall be modified to instead require the performance of those duties (of an executive nature) as may be reasonably determined by the mutual agreement of Executive and the Company.

         Section 4. ACCELERATION OF NON-COMPETE PAYMENTS. The Company shall accelerate the $1.2 million in non-compete payments owed to the Executive under paragraph 8(f) of the Agreement, such that the first installment of $600,000 shall be made on or before March 7, 1996, and the final installment of $600,000 shall be made on or before March 7, 1997.
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These accelerated payments shall be made in lieu and in full satisfaction of the Company's existing obligations under paragraph 8(f) of the Agreement.

         Section 5. ANNUAL BASE SALARY AND BONUS. From and after the Trigger Date and for the balance of the Employment Period, the Executive's Annual Base Salary shall be reduced to $25,000 per annum, payable in accordance with the Company's payroll practices for executives as in effect from time to time. For the Company's fiscal year ending June 30, 1996, the Executive shall be eligible to receive an Annual Bonus (payable at such time as other bonuses are paid under the Cardinal Bonus Plan) in an amount equal to the product obtained when $177,072 is multiplied by the same MIP payout percentage awarded to Robert D. Walter, Cardinal's Chairman and Chief Executive Officer for such fiscal year (i.e., actual MIP payment awarded to Mr. Walter divided by his maximum MIP potential for the fiscal year). The Executive shall not be eligible to receive an Annual Bonus for any fiscal year (or portion thereof) after the fiscal year ending June 30, 1996.

         Section 6. STOCK INCENTIVES. In connection with the annual grant of stock options anticipated to be made to Cardinal managers in March of 1996, the Executive shall receive a grant of 13,350 option shares on the same terms and conditions contained in grants to other Cardinal managers; provided, however, that these option shares shall vest not later than the last day of the Employment Period. The Executive shall not be eligible to receive option grants following the March 1996 grant.

         Section 7. OTHER BENEFITS. During the Employment Period, the Executive (and/or the Executive's family to the extent so provided under the applicable terms of such benefit plans) shall continue to be eligible to participate in and receive benefits under: (a) Cardinal's group health, life, and disability plan; and (b) Cardinal's profit sharing and retirement savings plan, in accordance with the standard terms and conditions of such plans as in effect from time to time; provided, however, that Executive understands and agrees that the non-compete payments described in Section 4, above, shall not be counted as "credited compensation" for purposes of calculating benefits under Cardinal's profit sharing or other benefit plans. At or prior to the Trigger Date, the Executive shall also be permitted to purchase his Company car at its then book value.

         Except as specifically set forth above in this amendment and notwithstanding anything to the contrary contained elsewhere in the Agreement or any plan document, the Executive (and/or the Executive's family to the extent so provided under the applicable terms of such benefit plans) shall cease to receive or be eligible for any other benefits from and after the Trigger Date, including those fringe benefits listed in Schedule B of the Agreement. It is currently anticipated that the Whitmire Selective Deferred Compensation Plan will be terminated prior to the Trigger Date and, upon such termination, Executive acknowledges and agrees that his net vested account balance in such plan shall be calculated and distributed in accordance with the termination provisions permitted under such plan.
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         Section 8.  CONFIDENTIAL INFORMATION; NONCOMPETITION.  The provisions contained in paragraph 8 of the Agreement are hereby acknowledged and reconfirmed by the Parties and shall continue in full force and effect; provided, however, that: (a) the "Noncompetition Period" shall not be extended by the amendment to the Employment Period contained in Section 1 of this amendment, but shall instead be modified to mean the period ending on February 6, 1999, in all events, which period includes all applicable Extension Periods on an automatic basis, without the requirement of notice being given to or by the Executive; and (b) the payments provided for in paragraph 8(f) of the Agreement shall be accelerated as provided in Section 4 of this amendment.

         Section 9. REGISTRATION RIGHTS AGREEMENT. The Executive shall, simultaneously with his execution of this amendment, deliver to the Company and Cardinal his written confirmation of the termination of the Registration Rights Agreement dated October 11, 1993, which termination will be effective as of November 14, 1995.

         Section 10. CONSTRUCTION. In the event of any inconsistency between the provisions of this amendment and the Agreement, the provisions of this amendment shall control. The headings of the various sections of this amendment are not part of the context of this amendment and shall be ignored in construing this amendment. If any court of competent jurisdiction determines that any provision of this amendment is invalid or unenforceable, such court shall have jurisdiction to reform this amendment to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the parties to this amendment.

         Section 11. NO OTHER CHANGES. Except as set forth in this amendment, the terms and conditions of the Agreement shall continue in full force and effect without change.



                                            /s/ Melburn G. Whitmire
                                            --------------------------------
                                            Melburn G. Whitmire


                                            Whitmire Distribution Corporation


                                            By:  /s/ George H. Bennett, Jr.
                                               ------------------------------


                                            Cardinal Health, Inc.


                                            By:  /s/ George H. Bennett, Jr.
                                               ------------------------------